Exhibit 10.1

Strategic Cooperation and Services Agreement between Cayson Acquisition Corp. and Prisma Global Holding Limited

Party A: Cayson Acquisition Corp. (“Cayson”) Place of Incorporation: Cayman Islands

Principal Business: special purpose acquisition company (SPAC) listed on The Nasdaq Stock Market Authorized Representative: Yawei Cao, Chairman and Chief Executive Officer

Party B: Prisma Global Holding Limited (“Prisma”) Place of Incorporation: Hong Kong SAR

Principal Business: corporate brand management, overseas listing and cross-border capital markets advisory, investor relations, and business development advisory services

Authorized Representative: Heming Tan (Sam Tam), Founder and Executive Chairman (Cayson and Prisma are each referred to as a “Party” and together as the “Parties”.)

WHEREAS:

1.	Cayson is a Cayman Islands exempted company whose ordinary shares, units, and rights are publicly traded on The Nasdaq Stock Market under the symbols CAPN, CAPNU, and CAPNR, respectively;
2.	Cayson seeks to maintain its public company platform, satisfy applicable Nasdaq requirements, arrange operating and transaction financing, and complete its initial business combination; and
3.	Prisma is a company incorporated in Hong Kong, principally engaged in corporate brand management, overseas listing and cross-border capital markets advisory, investor relations, and business development advisory services.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, the Parties agree as follows:

1.	Scope of Services

Cayson engages Prisma, and Prisma accepts the engagement, to provide the following services:

1.	Working Capital Financing Services: Assist Cayson in obtaining loans of up to US$1,000,000 in tranches as working capital prior to the completion of its business combination. The amount, funding conditions and timing of each tranche shall be as set out in the promissory note separately signed by the Parties. Prisma shall use reasonable efforts to arrange lenders and shall have no obligation to lend.
2.	PIPE Introduction Services: Introduce to Cayson PIPE investments of approximately US$18,000,000, to be completed at the closing of the business combination.

2.	Fees and Payment

1.	Financing Fee: 10% of each loan amount. Each loan shall be remitted by the lender in full, in tranches, to Cayson’s company account, and Cayson shall pay the financing fee for that loan to the bank account designated by Prisma within 2 business days after the loan is received; US$100,000 in total if the full US$1,000,000 is funded.

2.	Business Expense Reimbursement: To reimburse Prisma for travel, accommodation, documentation, coordination and other expenses incurred in connection with this cooperation, Cayson (or the surviving listed company) shall pay Prisma, at the closing of the business combination, a one-time expense reimbursement equal to 5% of the aggregate loan amounts actually funded, as a transaction expense payable at closing; US$50,000 in total if the full US$1,000,000 is funded. This paragraph shall not apply if the business combination is not completed.
3.	Loan Terms: The loan shall be provided by an entity designated by Prisma. Upon completion of the business combination, the lender may elect to have the loan repaid by the surviving listed company, or to convert the loan in full into ordinary shares of the surviving listed company at US$ 10.00 per share. The lender waives any claim against Cayson’s trust account in respect of the loan. Other terms shall be as set out in the promissory note and related documents separately signed by the Parties.
4.	PIPE: The PIPE subscription price shall reference 85% of the market price; the final price and terms shall be determined by Cayson’s board of directors. Compensation for the PIPE introduction services shall be agreed in writing by the Parties before the PIPE subscription agreements are signed.
5.	Non-completion: If any service is not completed by its agreed date, the fee for that service shall not be payable; the Parties may agree in writing to extend the date. The Working Capital Financing Services are charged on the amounts actually funded and are not subject to this paragraph.

3.	Responsibilities

1.	Cayson shall promptly provide the information required for the performance of this Agreement and shall procure the cooperation of its transfer agent and advisors.
2.	Prisma shall provide the services in compliance with applicable laws, shall not give any investor a price guarantee or repurchase commitment, and shall not disclose any non-public information. Any activity requiring a license shall be carried out by a duly licensed institution.

4.	Payment Recipient

Prisma may designate in writing an affiliate or an authorized representative to receive payments under this Agreement.

5.	Confidentiality and Disclosure

Each Party shall keep confidential the contents of this Agreement and any non-public information obtained in the course of the cooperation. Cayson may disclose this Agreement as required by applicable laws and Nasdaq rules. Within 4 business days after the signing of this Agreement, Cayson shall file a Current Report on Form 8-K in respect of this Agreement; the content of any such announcement shall be subject to Prisma’s prior written confirmation. Prisma and its personnel shall not trade in Cayson’s securities before such information is made public.

6.	Term and Termination

This Agreement takes effect upon signature by both Parties and expires on the earlier of the completion of the business combination and September 23, 2027. If either Party materially breaches this Agreement and fails to cure the breach within 10 business days after receiving written notice, the non-breaching Party may terminate this Agreement by written notice. Termination shall not affect any payment obligations already accrued or the effect of the loan terms.

7.	Governing Law and Dispute Resolution

This Agreement shall be governed by the laws of State of New York. Any dispute shall be determined by binding arbitration in the State of New York, before one arbitrator, and the arbitral award shall be final.

8.	Miscellaneous

This Agreement is written in Chinese and English; in case of any inconsistency, the English version shall prevail. This Agreement is executed in two counterparts, one for each Party, each having equal legal effect.

Signatures	Party A: Cayson Acquisition Corp.	Party B: Prisma Global Holding Limited
Authorized Representative	Yawei Cao	Heming Tan (Sam Tam)
Title	Chairman and Chief Executive Officer	Founder and Executive Chairman
Signature
Date	October 23, 2026	October 23, 2026